Exhibit 10.39

Execution Copy

SHAREHOLDERS AND SPONSORS AGREEMENT

THIS SHAREHOLDERS AND SPONSORS AGREEMENT (this “Agreement”) is made as of the 15th day of October 2007, by and among Pypo Digital Company Limited, an exempted company incorporated and existing under the Laws of the Cayman Islands (the “Company”), Pypo Holdings (HK) Company Limited (“PDH(HK)”), a company incorporated under the Laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), Beijing Pypo Technology Group Company Limited (“Beijing Pypo”), a limited company incorporated and existing under the Laws of the People’s Republic of China, ARCH Digital Holdings Ltd. (the “Investor”), an exempted company incorporated and existing under the Laws of the British Virgin Islands, China Bright Group Co., Ltd. (“China Bright”), a company incorporated under the Laws of Hong Kong, Style Technology Development Limited (“Style Tech”), a company incorporated under the Laws of Hong Kong, Mr. ZHANG Kuo a citizen of the People’s Republic of China (“Zhang”), Mr. FEI Dongping a citizen of the People’s Republic of China (“Fei”), and Mr. WAN Francis a citizen of Canada (“Wan”, together with Zhang and Fei, the “Sponsors”).

The foregoing parties shall be hereinafter referred to collectively as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, the Company, Beijing Pypo, the Investor, China Bright, Style Tech, and the Sponsors have entered into an Equity Subscription Agreement dated as of October 15th, 2007 (the “Equity Subscription Agreement”), pursuant to which the Investor will make a capital contribution to the Company of US$90,000,000 at the Closing (as defined below) in exchange for 33% enlarged equity interests in the Company (the “Investment”);

WHEREAS, each of China Bright and Style Tech currently owns 50% equity interests in the Company;

WHEREAS, the Company owns beneficially and of record all the equity securities of PDH(HK);

WHEREAS, it is contemplated that immediately prior to and after the Closing, PDH(HK) will own all the registered capital of Beijing Pypo; and

WHEREAS, it is a condition precedent to the Closing of the Investment under the Equity Subscription Agreement that the Parties enter into this Agreement to set out the terms governing the relationship among the Investor, China Bright and Style Tech as shareholders of the Company (and in the case of the Sponsors, as additional indemnifying parties and warrantors) and their agreement in relation to the management and operation of the Company, PDH(HK) and Beijing Pypo;

WITNESSETH

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the Parties hereto hereby agree as follows:

SECTION 1. INTERPRETATION.

1.1 Definitions. The following terms (whenever used in capitalized initials) are not defined in the text of the Agreement and shall have the meanings ascribed to them below:

“2007/2008 Fiscal Year” means the period beginning from April 1, 2007 and ending on March 31, 2008.

“2008/2009 Fiscal Year” means the period beginning from April 1, 2008 and ending on March 31, 2009.

“2007/2008 Fiscal Year Earnings Target” means RMB 216 million.

“2008/2009 Fiscal Year Earnings Target” means RMB 250 million.

“Affiliated Entities” shall have the meaning ascribed thereto in Section 3.2 of the Equity Subscription Agreement.

“Beijing Pypo Group” shall have the meaning ascribed thereto in Section 1 of the Equity Subscription Agreement.

“Beijing Pypo Operations” means the business of Beijing Pypo Group, excluding the businesses of any companies which have been or may be acquired by Beijing Pypo or its Related Parties following the Closing of the Investment.

“Business Day” means any weekday that the banks in Hong Kong are open for business.

“Closing” shall have the meaning ascribed thereto in Section 2.2 of the Equity Subscription Agreement.

“control” means, when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling and “controlled” have meanings correlative to the foregoing.

“Governmental Authorities” shall have the meaning ascribed thereto in Section 1 of the Equity Subscription Agreement.

“HKD” means Hong Kong Dollars, the lawful currency of Hong Kong.

“Investor Director(s)” means the director(s) on the board of directors of the Company and PDH(HK) nominated by the Investor pursuant to Section 2.1 and/or Section 6.1, or in the case of Beijing Pypo, the director(s) on the board of directors of Beijing Pypo nominated by the Investor pursuant to Section 2.3.

“Law” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any injunction, judgment, order, ruling, assessment or writ issued by any Governmental Authority.

“Listing” shall have the meaning ascribed thereto in Section 8.4 of the Equity Subscription Agreement.

“Memorandum and Articles” shall have the meaning ascribed thereto in Section 1 of the Equity Subscription Agreement.

“Net Book Value of the Company” means the net value of the assets of the Company, equal to the original cost of the assets minus the depreciation and amortization, as set forth on the consolidated financial statements of the Company which are (x) complete and correct in all material respects and present fairly the financial condition and position of the Company as of their respective dates, (y) prepared in accordance with the Hong Kong Financial Reporting Standards applied on a consistent basis, and (z) audited and certified by a “big four” accounting firm or other independent certified public accountant acceptable to the Investor.

“Net Earnings” means, with respect to Beijing Pypo Group, the net income of Beijing Pypo Group for the applicable fiscal year, minus Non-recurring and Extraordinary Income of Beijing Pypo Group for the respective fiscal year and expenses incurred as a result of the Investment by the Investor, as set forth on the consolidated financial statements of Beijing Pypo Group which are (x) complete and correct in all material respects and present fairly the financial condition and position of Beijing Pypo Group as of their respective dates, (y) prepared in accordance with the Hong Kong Financial Reporting Standards applied on a consistent basis, and (z) audited and certified by a “big four” accounting firm or other independent certified public accountant acceptable to the Investor.

“Non-recurring and Extraordinary Income” means, with respect to Beijing Pypo Group, income or gains arising from events or transactions which, in the reasonable judgment of the Investor and in accordance with the Hong Kong Financial Reporting Standards, possess a significant degree of abnormality, are of a type not expected to recur in successive accounting periods or are unrelated or only incidentally related to the ordinary and typical activities of Beijing Pypo Group and shall include, without limitation, (a) the write-back of provisions and other non-recurring non-cash adjustments, (b) income derived from sales or leases of material assets or equipment, (c) income derived from sales of interests in any Subsidiaries, and (d) others. For purposes of this definition only, any reference to anything being “material” means anything which may involve an amount equivalent to ten (10%) or more of the net income of Beijing Pypo Group as set forth in its financial statements as of the end of the relevant accounting period.

“Ordinary Shares” means the ordinary shares, par value US$0.0001 per share, of the Company.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“Plan of Restructuring” shall have the meaning ascribed thereto in Section 1 of the Equity Subscription Agreement.

“PRC” shall have the meaning ascribed thereto in Section 1 of the Equity Subscription Agreement.

“Principal Agreements” shall have the meaning ascribed there to in Section 1 of the Equity Subscription Agreement.

“Related Parties” shall have the meaning ascribed thereto in Section 1 of the Equity Subscription Agreement.

“Reserved Company Matters” means the matters set out in Schedule A hereto.

“Reserved Beijing Pypo Matters” means the matters set out in Schedule B hereto.

“Restructuring” shall have the meaning ascribed thereto in Section 1 of the Equity Subscription Agreement.

“Retailers” shall have the meaning ascribed thereto in Section 8.3 of the Equity Subscription Agreement.

“RMB” means Renminbi, the lawful currency of PRC.

“Shareholders” means (i) as of the date of this Agreement, the Investor, China Bright and Style Tech, and (ii) the permitted transferees and assigns of any Shareholder.

“Subsidiary” means, with respect to a given Person, any Person that is not a natural Person and that is controlled by such given Person.

“Survival Period” shall have the meaning ascribed thereto in Section 10.1 of Equity Subscription Agreement.

“Transfer Date” means, the date following the occurrence of a Triggering Event (as defined below) when the Equity Transfer takes place pursuant to Section 7 hereof, which in any event shall not be later than July 31, 2008 or July 31, 2009, as applicable.

“Valuation Shortfall” means, with respect to each of the 2007/2008 Fiscal Year and the 2008/2009 Fiscal Year, such amount of valuation shortfall with respect to Beijing Pypo, equaling to 6.4 times of the value by which the Net Earnings arising from Beijing

Pypo Operations for 2007/2008 Fiscal Year or 2008/2009 Fiscal Year is lower than the respective Earnings Target for that fiscal year, denominated in US Dollars based on the base exchange rate published by the People’s Bank of China as of the Transfer Date.

1.2 Interpretation. For all purposes of this Agreement, except as otherwise expressly provided, (i) the terms defined in this Section 1 shall have the meanings assigned to them in this Section 1 and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned under the Hong Kong Financial Reporting Standards, (iii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (iv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (v) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision and (vi) all references in this Agreement to designated Schedules, Exhibits and Annexes are to the Schedules, Exhibits and Annexes attached to this Agreement unless explicitly stated otherwise.

SECTION 2. GOVERNANCE MATTERS.

2.1 Board of Directors of the Company and PDH(HK).

(a) Number of Directors. The board of directors for each of the Company and PDH(HK) shall consist of five (5) individuals.

(b) Right to Nominate Directors. The Investor shall have the right to nominate, appoint and maintain in office at least one (1) director on the board of directors of each of the Company and PDH(HK). Upon the death, resignation or incapacity of such director nominated, the Investor shall be entitled to nominate a replacement thereto. The Investor may appoint or remove the director nominated by it by written notice to the Company or PDH(HK), as the case may be. The appointment or removal of any Investor Director shall reside only with the Investor and shall take effect when the notice is delivered by the Investor to the Company or PDH(HK), as the case may be, unless the notice indicates otherwise. The Parties shall use their respective votes in the Company to ensure the Investor Director(s) is appointed to or removed from the board of directors of the Company and PDH(HK) in the manner set out in this Agreement.

(c) Committees. The Investor Director(s) shall be appointed to any committees that may be set up by the board of directors of each of the Company and PDH(HK).

(d) Quorum. The quorum for transacting business at any board meeting of each of the Company and PDH(HK) shall be a majority of the directors (including at least one Investor Director) present (whether in person or by means of a conference telephone or any other equipment which allows all participants in the meeting to speak to and hear each other simultaneously) when the relevant business is transacted. A director shall be regarded as present for the purpose of a quorum if represented by an alternate director in accordance with Section 2.1(f) below. Notwithstanding the foregoing, if notice of the board meeting has been duly delivered and such a quorum is not present within one hour from the time appointed for the meeting, the meeting shall stand adjourned to the same day in the next week at the same time and place (or to such other time or such other place as the directors may determine) and, if at the adjourned meeting, the quorum required under this clause is not present within an hour from the time appointed for the meeting, then those director or directors present at the adjourned meeting shall constitute the requisite quorum for the transaction of business at that adjourned meeting.

(e) Board Meetings. Directors may participate in any meeting of the board of directors of each of the Company and PDH(HK) by telephone, video conferencing or other means by which all participants may speak and hear each other, and any director so participating shall be deemed to be present at such meeting. Board meetings shall be held on a quarterly basis and the Investor Director is entitled to call a special board meeting upon written request to the President, Chief Executive Officer or the Secretary of the Company or PDH(HK) ten (10) Business Days prior to the designated time of such special board meeting in accordance with the Memorandum and Articles of the Company or the Memorandum and Articles of Association of PDH(HK), respectively. A written notice of each board meeting, agenda of the business to be transacted at the meeting and all documents and materials to be circulated at or presented to the meeting shall be sent to all Directors at least five (5) days before the meeting and a copy of the minutes of the meeting shall be sent to the Directors at least five (5) days prior to the next regularly scheduled board meeting.

(f) Voting. Subject to Section 2.2, the board of directors of each of the Company and PDH(HK) shall decide on matters by simple majority vote. Each director shall have one vote. Any director who is absent from a meeting may nominate any other person or persons to act as his or her alternate and to vote in his or her place at the meeting.

(g) Expenses. Each of the Company and PDH(HK) shall reimburse all reasonable documented expenses of the Investor Director or the alternates thereof related to all board meetings.

(h) No Liability of the Investor. The Investor shall not, by reason of its ability to designate and cause the election of the Investor Director hereunder or otherwise, be subject to any liability or obligation whatsoever with respect to the management and affairs of the Company, or otherwise be or become responsible for any debts, liabilities or obligations of the Company.

(i) Directors Insurance and Indemnification. Each of the Company and PDH(HK) shall purchase director liability insurance for the Investor Director and shall ensure that such policies remain in full force and effect during the period that the Investor Director serves on the board. Each of the Company and PDH(HK) shall indemnify the Investor Director and the Investor to the maximum extent permitted by applicable Law in accordance with the terms set forth in the Indemnification Agreement with the Investor Director duly executed by the Company or PDH(HK) as applicable.

2.2 Company Matters Requiring Approval. The Parties shall use their respective powers to ensure that no action or activity falling into the scope of any of the Reserved Company Matters as set out in Schedule A hereto is taken unless (A) such matter has been approved by a majority of the board of directors of the Company including the approval by at least one Investor Director, or (B) following the termination of the Investment by the Investor in accordance with Section 8.10 of the Equity Subscription Agreement, such matter in the judgment of the Investor is essential to consummate the redemption in accordance with Section 8.10 of the Equity Subscription Agreement.

2.3 Board of Directors of Beijing Pypo.

(a) Number of Directors. The board of directors of Beijing Pypo shall consist of seven (7) individuals.

(b) Right to Nominate Directors. The Investor shall have the right to nominate, appoint and maintain in office at least one (1) director on the board of directors of Beijing Pypo. Upon the death, resignation or incapacity of such director nominated, the Investor shall be entitled to nominate a replacement thereto. The Investor may appoint or remove the director nominated by it by notice to Beijing Pypo signed by it or on its behalf. The appointment and removal of any Investor Director shall reside only with the Investor and shall take effect when the notice is delivered by the Investor to Beijing Pypo, unless the notice indicates otherwise. The Parties shall use their respective powers in Beijing Pypo to ensure the Investor Director(s) is appointed to or removed from the board of directors of Beijing Pypo in the manner set out in this Agreement.

(c) Committees. The Investor Director(s) shall be appointed to any committees that may be set up by the board of directors of Beijing Pypo.

(d) Quorum. The quorum for transacting business at any board meeting of Beijing Pypo shall be a majority of the directors (including at least one Investor Director) present (whether in person or by means of a conference telephone or any other equipment which allows all participants in the meeting to speak to and hear each other simultaneously) when the relevant business is transacted. A director shall be regarded as present for the purpose of a quorum if represented by an alternate director in accordance with Section 2.3(f) below. Notwithstanding the foregoing, if notice of the board meeting has been duly delivered and such a quorum is not present within one hour from the time appointed for the meeting, the meeting shall stand adjourned to the same day in the next week at the same time and place (or to such other time or such other place as the directors may determine) and, if at the adjourned meeting, the quorum required under this clause is not present within an hour from the time appointed for the meeting, then those director or directors present at the adjourned meeting shall constitute the requisite quorum for the transaction of business at that adjourned meeting.

(e) Board Meetings. Directors may participate in any meeting of the board of directors of Beijing Pypo by telephone, video conferencing or other means by which all participants may speak and hear each other, and any director so participating shall be deemed to be present at such meeting. Board meetings shall be held on a quarterly basis and the Investor Director is entitled to call a special board meeting upon written request to the President, Chief Executive Officer or the Secretary of Beijing Pypo ten (10) Business Days prior to the designated date of such special board meeting. A written notice of each board meeting, agenda of the business to be transacted at the meeting and all documents and materials to be circulated at or presented to the meeting shall be sent to all Directors at least five (5) days before the meeting and a copy of the minutes of the meeting shall be sent to the Directors at least five (5) days prior to the next regularly scheduled board meeting.

(f) Voting. Subject to Section 2.4, the board of directors of Beijing Pypo shall decide on matters by simple majority vote. Each director shall have one vote. Any director who is absent from a meeting may nominate any other person or persons to act as his or her alternate and to vote in his or her place at the meeting.

(g) Expenses. Beijing Pypo shall reimburse all reasonable documented expenses of the Investor Director or the alternates thereof related to all board meetings.

(h) No Liability of the Investor. The Investor shall not, by reason of its ability to designate and cause the election of the Investor Director hereunder or otherwise, be subject to any liability or obligation whatsoever with respect to the management and affairs of Beijing Pypo, or otherwise be or become responsible for any debts, liabilities or obligations of Beijing Pypo.

(i) Directors Insurance and Indemnification. Beijing Pypo shall purchase director liability insurance for the Investor Director and shall ensure that such policies remain in full force and effect during the period that the Investor Director serves on the board. Beijing Pypo shall indemnify the Investor Director and the Investor to the maximum extent permitted by applicable Law in accordance with the terms set forth in the Indemnification Agreement with the Investor Director duly executed by Beijing Pypo.

2.4 Beijing Pypo Matters Requiring Approval. The Parties shall use their respective powers to ensure that no action or activity falling into the scope of any of the Reserved Beijing Pypo Matters as set out in Schedule B hereto is taken unless (A) such matter has been approved by a majority of the board of directors of Beijing Pypo including the approval by at least one Investor Director, or (B) following the termination of the Investment by the Investor in accordance with Section 8.10 of the Equity Subscription Agreement, such matter in the judgment of the Investor is essential to consummate the redemption in accordance with Section 8.10 of the Equity Subscription Agreement.

SECTION 3. TRANSFER RESTRICTIONS.

3.1 Restrictions on Transfers of Ordinary Shares by Style Tech or China Bright.

(a) Each of Style Tech and China Bright agrees that from the date hereof to later of (A) the date of the completion of the Listing, and (B) the date of six (6) months following expiration of the period during which, under applicable Laws, the ability of the Investor to sell, assign, transfer, pledge, hypothecate or otherwise encumber or dispose of any Ordinary Shares owned by the Investor is restricted, except as in compliance with Section 3.1(b) below, none of Style Tech and China Bright shall, unless with prior written consent of the Investor, directly or indirectly:

(i) sell, assign, transfer, pledge, hypothecate or otherwise encumber or dispose of any Ordinary Shares; or

(ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any Ordinary Shares,

whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of the Ordinary Shares or other equity securities, in cash or otherwise (collectively, the “Transfers”).

(b) Each of Style Tech and China Bright may transfer the Ordinary Shares currently or hereafter owned or held by it in their entirety to its respective wholly-owned subsidiary, provided, however, that (A) the transferor shall, prior to the effectiveness of such transfer, furnish to the Investor written notice of the name and the address of such transferee and the constitutional documents of such transferee, (B) any such transferee shall receive the transferred Ordinary Shares subject to all the terms and conditions of this Agreement, execute an Instrument of Accession in the form attached hereto as Exhibit A, and join in each of the Equity Subscription Agreement and this Agreement as a party, (C) the transferor remains liable to all of its obligations under each of the Equity Subscription Agreement and this Agreement following the transfer if the transferee breaches any provision herein or therein; (D) no partial transfer of the transferor’s equity ownership in the Company is allowed; and (E) if the transferee loses its status as a wholly-owned subsidiary of the transferor following such transfer, the transferee shall promptly transfer all the transferred Ordinary Shares back to the transferor.

(c) Any Transfers of the Ordinary Shares not made in conformance with this Agreement shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company.

3.2 Right of First Sale.

(a) In the event that either of Style Tech and China Bright (the “Transferor”) proposes to effect a Transfer of any Ordinary Shares to a Person (the “Transferee”) pursuant to an agreed arrangement, such Transferor shall give the Investor a written notice of its intention to make the Transfer (the “Transfer Notice”), which Transfer Notice shall include (i) the number of Ordinary Shares to be Transferred (the “Offered Shares”), (ii) the identity of the prospective Transferee, (iii) the consideration to be paid for the Offered Shares (the “Offered Price”), and (iv) the other material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that such Transferor has received a bona fide firm offer from the prospective Transferee and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

(b) Within 30 days after the receipt of the Transfer Notice, the Investor shall notify the Transferor as to whether it would waive the Transferor’s incompliance with Section 3.1 hereof. If the Investor elects to waive, the Transferor shall not sell to such prospective Transferee any Offered Shares unless and until, simultaneously with such sale, the prospective Transferee shall purchase from the Investor all the Ordinary Shares now or hereafter owned or held by the Investor at the same Offered Price and on the same terms and conditions of the proposed Transfer as described in the Transfer Notice.

(c) If any prospective Transferee refuses to purchase the Ordinary Shares from the Investor, the Transferor shall not sell to such prospective Transferee any Offered Shares unless and until, simultaneously with such sale, the Transferor shall purchase from the Investor all the Ordinary Shares now or hereafter owned or held by the Investor at the same Offered Price and on the same terms and conditions of the proposed Transfer as described in the Transfer Notice.

(d) Notwithstanding the foregoing, Sections 3.2(b) and 3.2(c) shall not apply and the Investor shall consent to the proposed Transfer if such proposed Transfer in the judgment of the Investor is essential to consummate the redemption in accordance with Section 8.10 of the Equity Subscription Agreement.

3.3 Avoidance of Restrictions. The Parties agree that the Transfer restrictions in this Agreement shall not be capable of being avoided by the holding of Ordinary Shares indirectly through a Person that can itself be sold in order to dispose of an interest in Ordinary Shares free of such restrictions. Any Transfer or other disposal of any shares (or other interest) resulting in any change in the control of a Shareholder or of any company (or other entity) having control over that Shareholder shall be treated as being a Transfer of the Ordinary Shares held by that Shareholder, and the provisions in Section 3 hereof shall thereupon apply in respect of the Ordinary Shares so held.

SECTION 4. INVESTOR PUT OPTION.

4.1 Put Option. At any time prior to a Listing, if for more than a 6-month period any member of Beijing Pypo Group loses its rights to distribute on an exclusive basis all or substantially all of the products of its largest supplier at the time of the Closing of the Investment, the Investor shall have the right (a “Put Option”) to sell to China Bright and Style Tech all, and not less than all, of the Ordinary Shares now or hereafter owned or held by the Investor; and China Bright and Style Tech hereby agree to buy such Ordinary Shares upon the request of the Investor, for an aggregate amount (the “Put Option Price”) equal to the Investor’s original investment amount of US$90,000,000, subject to adjustments in accordance with reductions or increases in Investor’s capital contributions to the Company and/or the Company’s Subsidiaries hereafter, plus an amount of interest accruing thereon from the date the original investment was made at a rate of 15% per annum compounded annually. Unless otherwise agreed between China Bright and Style Tech, China Bright and Style Tech shall each purchase from the Investor 50% of the Ordinary Shares now or hereafter owned or held by the Investor and pay to the Investor 50% of the Put Option Price by wire transfer of immediately available U.S. dollar funds to the bank account designated in writing by the Investor.

4.2 Exercise of Put Option. The Investor may exercise its Put Option by delivering written notice thereof to each of the other Shareholders, and the date of such delivery shall be deemed the exercise date for the Put Option.

4.3 Completion. The closing of all transactions pursuant to this Section 4 shall be held within three (3) months of the exercise date for the Put Option at such place as the Investor shall designate, or at such time and place and in such manner (including form of payment) as the parties to the transaction may otherwise mutually agree. If either China Bright or Style Tech fails to pay the Put Option Price within three (3) months of the exercise date for the Put Option, the Investor may, at its sole discretion, elect to acquire the equity interests in any one or all of the Retailers (the “Retailer Acquisition”) from the Company or Beijing Pypo or an affiliated entity thereof for an aggregate amount (the “Retailer Acquisition Consideration”) equal to the original investment amount by the Company or Beijing Pypo or an affiliated entity thereof, as the case may be, in such Retailers, plus (A) any amounts of registered capital increases in or any shareholders’ loans to such Retailers, and (B) the amount of any increase in the retained earnings balance of such Retailers as of the date of the Retailer Acquisition from that as of the date of the original investment by the Company or Beijing Pypo or an affiliated entity thereof, each as set forth on the balance sheets of such Retailers dated as of the date of the Retailer Acquisition and the date of the original investment, respectively, each to be prepared in accordance with the Hong Kong Financial Reporting Standards and audited and certified by a “big four” accounting firm or other independent certified public accountant acceptable to the Investor. The amount of Retailer Acquisition Consideration which the Company or Beijing Pypo or an affiliated entity thereof, as applicable, is entitled to shall be offset by the unpaid Put Option Price with any balance to be settled in cash in immediately available U.S. dollar funds payable either by China Bright and Style Tech to the Investor, or by the Investor to the Company or Beijing Pypo or an affiliated entity thereof, as the case may be.

SECTION 5. DRAG-ALONG RIGHT.

5.1 Drag-Along Right. If a Listing has not been achieved by June 30, 2009, and the Investor proposes a Liquidation (as defined below) of the Company, then each of the other Shareholders shall consent to enter into any agreement in connection with, and participate in, such Liquidation; provided that the terms and conditions, including without limitation, the consideration payable with respect to each Ordinary Share as a result of such Liquidation, are the same (except for cash payments in lieu of fractional shares). In the event such proposed Liquidation is to be brought to a vote at a shareholder meeting, each of the Shareholders agrees to

(a) to vote (in person, by proxy or by action by written consent, as applicable) all Ordinary Shares of the Company as to which it has beneficial ownership in favor of such Liquidation and in opposition of any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Liquidation;

(b) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable Laws at any time with respect to such Liquidation; and

(c) to execute and deliver all related documentation and take such other action in support of the Liquidation as shall reasonably be requested by the Company.

5.2 Definitions. For purposes of this Agreement, “Liquidation” of the Company means any liquidation, dissolution or winding up of the Company and any transaction (treating any series of related transactions as a “transaction”) involving (i) any sale or conveyance by the Company of all or substantially all of its assets (including the sale or exclusive licensing of all or substantially all the intellectual property assets of the Company); (ii) any merger or consolidation of the Company with or into any other corporation or corporations or other entity or entities or any other corporate reorganization after which the holders of the Company’s voting securities prior to such transaction own or control less than a majority of the outstanding voting securities of the surviving corporation or other entity on account of shares held by them prior to the transaction; or (iii) a sale of a majority or all of the outstanding voting securities of the Company.

5.3 Except for this Agreement, none of the Parties hereto nor any affiliates thereof shall deposit any shares or securities of the Company beneficially owned by such party or affiliate in a voting trust or subject any such shares or securities of the Company to any arrangement or agreement with respect to the voting of such shares or securities of the Company.

5.4 The Investor shall use its commercially reasonable efforts to assist the Company to achieve the Listing by June 30, 2009.

SECTION 6. MARCH-IN RIGHTS.

6.1 March-in Rights of the Investor. Until a Listing has been achieved, if an Event of Default (as defined below) has occurred and not been remedied within 30 days following the delivery by the Investor to Beijing Pypo of the default notice in writing, the Parties agree that the Investor shall have the right to (i) nominate and appoint additional directors to the board of directors of each of the Company, PDH(HK) and Beijing Pypo so that the Investor Directors occupy no less than three-fourths (3/4) of the positions on the board of directors of each of the Company, PDH(HK) and Beijing Pypo, and (ii) subscribe to additional Ordinary Shares of the Company at the per share purchase price of Net Book Value of the Company divided by the number of the Ordinary Shares then issued and outstanding immediately prior to such additional equity subscription by the Investor, which shares when purchased, shall be duly and validly issued, fully paid and non-assessable, free from any liens and free of restrictions on transfer (except for any restrictions on transfer under applicable securities laws), so that the Investor owns beneficially and of record no less than three-fourths (3/4) of the equity securities of the Company.

6.2 Definition. For purposes of this Agreement, the “Event of Default” shall mean any of the following:

(a) any undertakings by the Company or Beijing Pypo in contravention of Section 2.2 or Section 2.4 hereof;

(b) any denials by any Parties of the Investor’s information and inspection rights as set forth in Section 8.5 of the Equity Subscription Agreement;

(c) any non-performance by any Parties of its respective obligations under Section 7 hereof; OR

(d) any breaches by any Parties of material provisions of any of the Principal Agreements.

6.3 Each of China Bright and Style Tech agrees to vote, or causes to be voted, all Ordinary Shares owned by each of them and to take all actions in whatever manner as shall be necessary to carry out the provisions of this Section 6.

6.4 The Parties agree that this Section 6, however, shall be removed for the purposes of preparing for a Listing, but shall be promptly reinstated if a Listing is not successfully achieved.

SECTION 7. CONDITIONAL EQUITY TRANSFER AND ACCEPTANCE OF EQUITY TRANSFER.

7.1 On and subject to the terms of this Agreement, upon the occurrence of any Triggering Event, China Bright and Style Tech shall each transfer as legal and beneficial owner, the Transferred Ordinary Shares (as defined below) to the Investor, and the Investor shall acquire such Transferred Ordinary Shares from each of China Bright and Style Tech on and with effect from the Transfer Date, free from all charges, liens, encumbrances, claims or restrictions of any nature whatsoever and together with all rights attaching or accruing to the Transferred Ordinary Shares and all dividends and distributions declared, made or paid thereon or in respect thereof on or after the Transfer Date (the “Equity Transfer”).

7.2 For the purposes of this Agreement, the Triggering Event shall mean any of the following:

(a) Net Earnings arising from Beijing Pypo Operations of 2007/2008 Fiscal Year is less than 2007/2008 Fiscal Year Earnings Target;

(b) Net Earnings arising from Beijing Pypo Operations of 2008/2009 Fiscal Year is less than 2008/2009 Fiscal Year Earnings Target.

7.3 For the purposes of this Agreement, the Transferred Ordinary Shares shall mean such number of Ordinary Shares equal to  1/2×(A×(B/(C+B-D))-E) ×(F/E), where

A=the total number of the issued and outstanding Ordinary Shares as of the date hereof;

B=the total investment amount by the Investor in the Company and the Company’s Subsidiaries, which is US$90,000,000;

C=the implied equity valuation of Beijing Pypo, which is US$182,700,000;

D=the amount of Valuation Shortfall; and

E=the number of Ordinary Shares subscribed to by the Investor pursuant to the Equity Subscription Agreement, which is 90,000,000.

F=the number of Ordinary Shares held or owned by the Investor and its Affiliates in aggregate immediately prior to the Triggering Event.

7.4 Subject to the terms and conditions of this Agreement, on the Transfer Date:

(a) the Investor shall pay in cash to each of China Bright and Style Tech US$1.00 as payment in full for the Transferred Ordinary Shares;

(b) each of China Bright and Style Tech shall deliver to the Investor duly executed instruments of transfer in favor of the Investor for the Transferred Ordinary Shares and submit to the Company the certificate or certificates representing the Ordinary Shares for cancellation to effect the transfer of the Transferred Ordinary Shares; and

(c) the Company shall update its register of members to reflect such Equity Transfer and shall (A) deliver a copy of such updated register of members to each of the Investor, China Bright and Style Tech and (B) deliver to the Investor a certificate or certificates representing such number of the Ordinary Shares as equal to A×(B/(C+B-D))-E) ×(F/E) (with “A”, “B”, “C”, “D”, “E”, and “F” each as defined in Section 7.3 above) as soon as practicable hereafter.

SECTION 8. REPRESENTATIONS AND WARRANTIES.

8.1 Each of the Parties hereby represents and warrants to each of the other Parties that (i) such Party has all requisite right, capacity, power and authority to enter into, conclude and perform each of its obligations under this Agreement; (ii) the execution of this Agreement, and the performance of each of such Party’s obligations under this Agreement by such Party does not violate the rights of any Person or requires any approval, authorization, permits, or waiver from, or registrations, qualification, declaration, or filings with any Governmental Authorities; (iii) upon execution of this Agreement by such Party, this Agreement shall constitute a legal, valid and binding contract of such Party, (iv) such Party will not claim on any ground that this Agreement is invalid, illegal or unenforceable, and (v) the Equity Transfer upon occurrence of an Triggering Event is part of the consideration for the investment by the Investor in the Company and its Subsidiaries pursuant to the Equity Subscription Agreement.

8.2 Each of the Company, PDH(HK), Beijing Pypo, China Bright, Style Tech, and the Sponsors hereby represents and warrants jointly and severally to the Investor (i) that the Restructuring has been completed as of the date of this Agreement in accordance with the Plan of Restructuring and to the satisfaction of the Investor, (ii) that the Restructuring was completed in compliance with all applicable Laws, and did not result in any violation, breach or default of or under any constitutional documents of any Affiliated Entities or Material Contracts.

8.3 Each of China Bright and Style Tech and the Sponsors hereby represents and warrants to the Investor (i) that it owns the Transferred Ordinary Shares free and clear of any liens, encumbrances and third party rights, and (ii) that upon the delivery of the Transferred Ordinary Shares to the Investor, the Investor shall acquire good and marketable title to and complete ownership of the Transferred Ordinary Shares, free of any liens, encumbrances and third party rights.

8.4 Each of China Bright, Style Tech and the Sponsors hereby represents and warrants to the Investor (i) that the Equity Transfer pursuant to this Agreement will not violate any applicable Laws, including without limitation foreign exchange control rules and securities laws and regulations, and (ii) that no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority on the part of China Bright or Style Tech is required in connection with the transactions contemplated hereunder.

SECTION 9. CONTINUING COVENANTS.

9.1 Liens, Pledges and Restrictions on Ordinary Shares. Each of China Bright and Style Tech hereby agrees that none of the Ordinary Shares or any other equity securities of the Company currently or hereafter owned or held by it shall be subjected, after the date of this Agreement, to any mortgage, pledge, claim, security interest, encumbrance, title defect, lien, charge or other restriction or limitation, unless approved in advance in writing by the Investor.

9.2 Grant of Power of Attorney. The Parties agree that the Company or the Investor, as the case may be, is hereby granted an irrevocable power of attorney by each of the Shareholders, to vote all shares owned by such Shareholder, to execute and deliver all the related documents or to take any other actions to implement the provisions of and to achieve the purposes of this Agreement, upon and only upon the failure of any such Shareholder to vote its shares, execute and deliver the related documents, or take any other actions as reasonably requested by the Company or the Investor, to implement the provisions of and to achieve the purposes of this Agreement (including without limitation those set forth in Sections 2, 3.1(b), 5.1, and 6.3).

9.3 Triggering Events. Upon the occurrence of a Triggering Event, the Sponsors will cause Style Tech to promptly effect the Equity Transfer and perform its obligations hereunder.

9.4 Further Assurance. Each of China Bright, Style Tech, the Company, PDH(HK), Beijing Pypo and the Sponsors agrees to execute such further instruments, documents and other writings, and to take such further actions as may be reasonably necessary to carry out the full intent of this Agreement.

SECTION 10. INDEMNIFICATION.

10.1 Survival of Representations and Warranties. The representations and warranties set forth under Section 8 shall survive for the Survival Period, and such warranties and representations shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investor.

10.2 Indemnity.

(a) Each of the Parties other than the Investor shall jointly and severally indemnify the Investor for any losses, liabilities, damages, liens, penalties, costs and expenses, including reasonable advisor’s fees and other reasonable expenses of investigation and defense of any of the foregoing (but excluding any consequential, speculative or punitive damages) (collectively, the “Losses”), incurred by Investor as a result of (A) any breach or violation of any representation or warranty made by such Party contained herein, or (B) any breach by such Party of any covenant or agreement contained herein.

(b) If the Investor believes that it has a claim that may give rise to an indemnity obligation hereunder, it shall give prompt notice thereof to the applicable Party stating specifically the basis on which such claim is being made, the material facts related thereto, and the amount of the claim asserted, provided that any such notice with respect to the breach of any representation or warranty shall be given within the Survival Period; provided further that any such notice with respect to the breach of any covenant or agreement shall be given on a timely basis.

10.3 This Section 10 shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of any other remedied for the breach of the representations, warranties or covenants and agreements hereunder

SECTION 11. MISCELLANEOUS.

11.1 Supremacy of this Agreement. If the provisions of this Agreement or other Principal Agreements conflict with the Memorandum and Articles of the Company, the constitutional documents of PDH(HK), Beijing Pypo or any other Affiliated Entities or any agreements or understanding among the parties, the provisions of this Agreement shall prevail as among the Parties. Further, the Parties shall:

(a) exercise all voting and other rights and powers available to them to give effect to the provisions of this Agreement and the other Principal Agreements; and

(b)(if necessary) ensure that any required amendment is made to the Memorandum and Articles of the Company and/or constitutional document of PDH(HK), Beijing Pypo or any other Affiliated Entities.

11.2 Legending. Each existing or replacement certificate for Ordinary Shares now owned or hereafter acquired by China Bright or Style Tech shall bear the following legend on its face:

“THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN SHAREHOLDERS AND SPONSORS AGREEMENT, BY AND BETWEEN THE HOLDER HEREOF, THE COMPANY AND THE OTHER PARTIES THERETO. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

11.3 Successors and Assigns.

(a) The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties hereto, their successors and permitted assigns and their legal representatives. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

(b) Prior to the Listing, the rights of the Investor set forth in this Agreement are not assignable to any person who holds or is acquiring the Ordinary Shares from the Investor unless the Investor receives prior approval from China Bright and Style Tech, provided, however, that the rights of the Investor set forth in this Agreement are assignable to any Affiliate of the Investor who holds or is acquiring the Ordinary Shares from the Investor. No right or obligation of any other Party set forth in this Agreement may be assigned without the prior written consent of the Investor. With respect to all assignments, the other Parties to this Agreement shall be given written notice at the time of such assignment by the assigning Party stating the name and address of the assignee and if applicable, identifying the number of the Ordinary Shares as to which the rights in question are being assigned; and any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement.

11.4 Governing Law. This Agreement shall be governed by and construed under the laws of Hong Kong, without regard to principles of conflicts of law thereunder.

11.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.6 Headings and Titles. Headings and titles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

11.7 Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown below the signature of such Party on the signature page of the Equity Subscription Agreement (with respect to PDH(HK), to 48/F, Bank of China Tower, 1 Garden Road, Central, Hong Kong) (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties hereto in accordance with this Section 11.7). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

11.8 Dispute Resolution.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the Parties to such dispute, controversy or claim. Such consultation shall begin within seven (7) days after one Party hereto has delivered to any other Party(ies) hereto a written request for such consultation. If within thirty (30) days following the commencement of such consultation the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either Party with notice to the other.

(b) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”). There shall be three arbitrators. Each party in the dispute shall select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list. The Chairman of the Centre shall select the third arbitrator, who shall be qualified to practice law in Hong Kong. If either party does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the Centre.

(c) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the Centre in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 11.8, including the provisions concerning the appointment of arbitrators, the provisions of this Section 11.8 shall prevail.

(d) The arbitrators shall decide any dispute submitted by the Parties to the arbitration strictly in accordance with the substantive Laws of Hong Kong and shall not apply any other substantive Law.

(e) Each Party hereto shall cooperate with the others in making full disclosure of and providing complete access to all information and documents requested by the others in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such Party.

(f) The award of the arbitration tribunal shall be final and binding upon the disputing Parties, and either Party may apply to a court of competent jurisdiction for enforcement of such award.

(g) Either Party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

11.9 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

11.10 Entire Agreement: Amendments and Waivers. This Agreement and Equity Subscription Agreement and any other agreement executed as of the date hereof, together with all schedules and exhibits hereto and thereto, constitute the entire agreement among the Parties. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the mutual consent of the Parties. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

11.11 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable Law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

11.12 No Presumption. The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

11.13 Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damage for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

11.14 Termination. This Agreement shall terminate upon the earlier of (i) the consummation of a Listing, and (ii) the date neither the Investor nor its Affiliate holds any Ordinary Shares; provided that the provisions in Sections 2, 10 and 11 except for Section 11.1, shall survive the termination; provided further that prior to the termination of the Agreement, the Parties shall enter into a new agreement in the form reasonably acceptable to the Investor.

11.15 Use of English Language. This Agreement has been executed and delivered in the English language. Any translation of this Agreement into another language shall have no interpretive effect. All documents or notices to be delivered pursuant to or in connection with this Agreement shall be in the English language or, if any such document or notice is not in the English language, accompanied by an English translation thereof, and the English language version of any such document or notice shall control for purposes thereof.

[The remainder of this page has been left intentionally blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as a DEED as of the date first above written.

COMPANY:

The COMMON SEAL of		)

PYPO DIGITAL COMPANY LIMITED		)

was affixed to this Deed by		)

/s/ Kam Yuen	,	)

its director		)

in the presence of:		)

Witness’ signature	:	/s/ Kong Kam Yu
Witness’ name	:
Witness’ address	:

Witness’ occupation	:

PDH(HK)

The COMMON SEAL of		)

PYPO HOLDINGS (HK) COMPANY LIMITED		)

was affixed to this Deed by		)

/s/ Kam Yuen	,	)

its director		)

in the presence of:		)

Witness’ signature	:	/s/ Kong Kam Yu
Witness’ name	:
Witness’ address	:

Witness’ occupation	:

BEIJING PYPO:

The COMMON SEAL of				)

BEIJING PYPO TECHNOLOGY GROUP COMPANY LIMITED				)

was affixed to this Deed by				)

/s/ Zhang Kuo			,	)

its Chairman of the Board of Directors				)

in the presence of:				)

Witness’ signature	:	/s/ Ally Zhu
Witness’ name	:	Ally Zhu
Witness’ address	:	31 Floor, China World Tower One
Beijing 100004, China
Witness’ occupation	:	Attorney of Law

SHAREHOLDERS:

The COMMON SEAL of		)

ARCH DIGITAL HOLDINGS LTD.		)

was affixed to this Deed by		)

Clement Kwong		)

/s/ Clement Kwong	,	)

its Director		)

in the presence of:		)

Witness’ signature	:	/s/ Harry Lin
Witness’ name	:	Harry Lin
Witness’ address	:	APO Advisors (HK) Limited
Suite 4703, Tower 2, Plaza 66,
1366 Nanjing Road West, Shanghai
Witness’ occupation	:	Associate Director

SHAREHOLDERS:

The COMMON SEAL of		)

CHINA BRIGHT GROUP CO., LTD.		)

was affixed to this Deed by		)

/s/ Kam Yuen	,	)

its director		)

in the presence of:		)

Witness’ signature	:	/s/ Kong Kam Yu
Witness’ name	:
Witness’ address	:

Witness’ occupation	:

SHAREHOLDERS:

The COMMON SEAL of		)

STYLE TECHNOLOGY
DEVELOPMENT LIMITED		)

was affixed to this Deed by		)

/s/ Chan Yuk Han	,	)

its director		)

in the presence of:		)

Witness’ signature	:	/s/ Kong Kam Yu
Witness’ name	:	Kong Kam Yu Sammy
Witness’ address	:

Witness’ occupation	:

SPONSORS:

SIGNED, SEALED and DELIVERED			)
by ZHANG Kuo			)
/s/ ZHANG Kuo			)
in the presence of:			)

Witness’ signature	:	/s/ Ally Zhu
Witness’ name	:	Ally Zhu
Witness’ address	:	31 Floor, China World Tower One
Beijing 100004, China
Witness’ occupation	:	Attorney of Law

SIGNED, SEALED and DELIVERED			)
by FEI Dongping			)
/s/ FEI Dongping			)
in the presence of:			)

Witness’ signature	:	/s/ Ally Zhu
Witness’ name	:	Ally Zhu
Witness’ address	:	31 Floor, China World Tower One
Beijing 100004, China
Witness’ occupation	:	Attorney of Law

SIGNED, SEALED and DELIVERED			)
by Francis WAN			)
/s/ Francis Wan			)
in the presence of:			)

Witness’ signature	:	/s/ Ally Zhu
Witness’ name	:	Ally Zhu
Witness’ address	:	31 Floor, China World Tower One
Beijing 100004, China
Witness’ occupation	:	Attorney of Law

SCHEDULE A

RESERVED COMPANY MATTERS

A.	change in the scope and nature of the business of the Company;

B.	amendment of the constitutional documents of the Company;

C.	any change in the capitalization of the Company;

D.	any major corporate transaction by the Company, including any investment, acquisition, merger, business combination or disposal of assets involving payments in an aggregate amount of HKD equivalent of US$9,000,000 or more within any consecutive twelve-month period;

E.	employment or engagement by the Company of any new employee, officer or consultant involving payment of aggregate compensation (including benefits) of HKD 1,000,000 or more per annum;

F.	disengagement of current auditors or engagement of new auditors by the Company, other than the auditors’ voluntary resignation;

G.	except in the ordinary course of business, any loans or advances by the Company or its Subsidiaries to any Person in an aggregate amount of HKD 1,500,000 or more;

H.	except in the ordinary course of business, any assumption of any third party liability by the Company or guarantee by the Company for any third party liability in an aggregate amount of more than HKD 1,500,000;

I.	except in the ordinary course of business, any transactions by the Company with its Related Parties involving an aggregate amount of more than HKD 500,000 within any consecutive twelve-month period;

J.	initiation or settlement by the Company of any material litigation with a controversy amount of more than HKD 5,000,000;

K.	cessation of the business operations or the liquidation, dissolution or winding up of the Company;

L.	Listing;

M.	execution by the Company of any agreement with its shareholders;

N.	declaration or payment of dividend or other distribution to its members prior to the Listing;

O.	any other undertakings by the Company which has or may have a material impact on the rights, obligations, or liabilities of the Investor, or would likely result in the dilution of the equity interest of the Investor in the Company, or lead to an impairment of the value of the equity interest of the Investor in the Company.

SCHEDULE B

RESERVED BEIJING PYPO MATTERS

A.	material change in the scope and nature of business of any member of Beijing Pypo Group;

B.	amendment of the constitutional documents of any member of Beijing Pypo Group;

C.	adoption or amendment of the annual business plan, operation budget (which shall include provisions for debt level, inventory level and level of receivables) and related financing plans (including in relation to equity and debt) for Beijing Pypo;

D.	any change in the capital structure of any member of Beijing Pypo Group, any alteration or reorganization of the share or registered capital of any member of Beijing Pypo Group, including, without limitation, any increase, reduction, consolidation, subdivision or conversion thereof, or the rights in respect of any share capital;

E.	any major corporate transaction undertaken by any member of Beijing Pypo Group or its Subsidiaries, including any investment, acquisition, merger, business combination or disposal of assets involving payments in an aggregate amount of RMB equivalent of US$9,000,000 or more within any consecutive twelve-month period;

F.	employment or engagement by any member of Beijing Pypo Group of any new employee, officer or consultant involving payment of aggregate compensation (including benefits) of RMB 1,000,000 or more per annum;

G.	disengagement of current auditors or engagement of new auditors by any member of Beijing Pypo Group, except for their voluntary resignation;

H.	declaration of any dividends or making any payments of dividends by any member of Beijing Pypo Group;

I.	except in the ordinary course of business, any loans or advances by any member of Beijing Pypo Group to third parties in an aggregate amount of RMB 1,500,000 or more;

J.	except in the ordinary course of business, any assumption of any third party liability by any member of Beijing Pypo Group or guarantee by any member of Beijing Pypo Group for any third party liability in an aggregate amount of more than RMB 1,500,000;

K.	except in the ordinary course of business, any transactions by any member of Beijing Pypo Group with its Related Parties involving an aggregate amount of more than RMB 500,000 within any consecutive twelve-month period;

L.	initiation or settlement by any member of Beijing Pypo Group of any material litigation with a controversy amount of more than RMB 5,000,000;

M.	the cessation of the business operations or the liquidation, dissolution or winding up of any member of Beijing Pypo Group;

N.	any undertakings by any member of Beijing Pypo which has or may have a material impact on the rights, obligations, or liabilities of the Investor, or would result in the dilution of the equity interest of the Investor in Beijing Pypo, or lead to an impairment of the value of the equity interest of the Investor in Beijing Pypo.

EXHIBIT A

FORM OF INSTRUMENT OF ACCESSION

THIS INSTRUMENT OF ACCESSION (this “Instrument”) is made as of [Insert Date] by [Insert the Name of the Transferee] (the “Transferee”). Reference is made to that certain Shareholders and Sponsors Agreement, dated as of October 15th, 2007 by and among Pypo Digital Company Limited (the “Company”), ARCH Digital Holdings Ltd. (the “Investor”) and the other parties thereto, as amended from time to time, that certain Equity Subscription Agreement, dated as of October 15th, 2007 by and among the Company, the Investor and the other parties thereto, as amended from time to time, and that certain Commitment and Non-Compete Agreement, dated as of [            ], 2007 by and among the Company, the Investor and the other parties thereto, as amended from time to time (collectively, the “Agreements”). The Transferee, as a condition precedent to becoming the owner or holder of record of [Insert Number of Shares] of Ordinary Shares (the “Transferred Securities”) of the Company, hereby agrees to join each of the three Agreements as a party thereto and to be bound by and hold the Transferred Securities subject to all the obligations of [Insert the Name of the Transferor] under each of the three Agreements as if the Transferee were an original party thereto.

This Instrument shall take effect and shall become an integral part of each of the three Agreements immediately upon execution and delivery to the Company of this Instrument. By signing below, the Company acknowledges receipt of written notice of the assignment to the Transferee of the Transferred Securities.

IN WITNESS WHEREOF, this Instrument has been duly executed by the Transferee as of the date first above written.

[Insert Transferee]

By:
Name:
Title:

ACCEPTED:

PYPO DIGITAL COMPANY LIMITED

by:
Name:
Title:

Date: